Exhibit 10.1
SHARE SUBSCRIPTION CUM PURCHASE AGREEMENT
THIS SHARE SUBSCRIPTION CUM PURCHASE AGREEMENT (this “Agreement”) is made as on this 2nd day of February 2007 BETWEEN:
INDIA GLOBALISATION CAPITAL, INC. a company organised under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814 (hereinafter referred to as “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and assigns) of the FIRST PART;
AND
MBL INFRASTRUCTURES LIMITED, a company incorporated under the Indian Companies Act, 1956, having its registered office at 23A, Netaji Subhash Road, 3rd Floor, Suite # 14, Kolkata – 700 001 (hereinafter referred to as “Company” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the SECOND PART;
AND
THE PERSONS whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as “Promoters”, which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, executors, and administrators) of the THIRD PART.

 The Investor and the Promoters shall hereinafter be known individually as “Party” and collectively as “Parties”.
 WHEREAS:
A.	The Company is inter alia engaged in the business of execution of civil engineering projects and specialises in road and highway projects (the “Business”);

B.	The Investor is currently engaged in making investments in India especially in sectors such as power, infrastructure, etc. and wishes to make a foray into the Business;

C.	The Company has, at the date of this Agreement, an authorised share capital of INR 20,00,00,000 consisting of 2,00,00,000 equity shares of par value INR 10 each (each, an “Equity Share”). As of date 1,10,63,727 Equity Shares have been issued and are held by the persons in the number and proportion as set out in Schedule 2;

D.	The Promoters are the existing shareholders of the Company as indicated in Annexure 1, and are the legal and beneficial owners of 2,212,745 Equity Shares as set forth in Annexure 1(the “Sale Shares”). The Investor wishes to acquire the Sale Shares of the Company from the Promoters;

E.	The Promoters have further requested the Investor and the Investor proposes to invest in the Company in accordance with the terms and subject to the conditions of this Agreement;

F.	The subscription to the fresh Equity Shares shall be in accordance with the terms and subject to the conditions of this Agreement and the number of fresh Equity Shares shall be such, that post acquisition of Sale Shares and subscription of fresh Equity Shares of the Company, the Investor is the direct and legal owner of upto 57 % of the total issued and paid up equity share capital of the Company.

G.	The Parties hereto wish to record in the manner herein mentioned the terms and conditions on which the Investor shall acquire and the Promoters shall sell the Sale Shares of the Company to the Investor and the Investor shall subscribe to the Equity Shares of the Company.
NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms, to the extent not inconsistent with the context thereof or otherwise defined herein, shall have the following meanings assigned to them herein below:
(a)	‘Act’ shall mean the Indian Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force.

(b)	‘Affiliate’ in relation to the Investor means:

(i) being a corporate entity, means any entity, which Controls, is Controlled by, or is under the common Control of the Investor;
(ii) being an individual, means any person who is Controlled by the Investor or is a relative of such person.
(c)	‘Agreement’ shall mean this Share Purchase Agreement together with the annexures thereto as from time to time made, amended, supplemented or replaced or otherwise modified in accordance with the terms of this Agreement.

(d)	“Applicable Law” shall mean any Indian statute, law, ordinance, regulation, rule, order, bye law, administrative interpretation, writ, injunction, directive, judgment or decree or other instrument which has a force of law in India applicable to any Party, as is in force from time to time.

(e)	‘Authorised Dealer’ shall mean State Bank of Mysore.

(f)	‘Audited Accounts’ means, the Company’s audited accounts as at March 31, 2006 for the financial year ended March 31, 2006.

(g)	‘Board’ shall mean the board of directors of the Company.

(h)	‘Claim’ includes any notice, demand, assessment, letter or other document issued or action taken by any tax, fiscal or other statutory or governmental authority, body or official whatsoever (whether of India or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

(i)	“Control” in relation to an entity, shall mean any of: (i) the legal or beneficial ownership directly or indirectly of more than 50 % of the voting securities of such entity or; (ii) controlling the majority of the composition of the board of directors or; (iii) power to direct the management or policies of such entity by contract or otherwise. The terms “Controlling” and “Controlled” shall be construed accordingly.

(j)	‘Completion’ shall mean completion of the events specified in Clause 5.3 below and the Investor being registered as a member in respect of the Sale Shares and the Subscription Shares in the register of members of Company.

(k)	‘Completion Date’ shall mean date mentioned in Clause 5.3 hereof.

(l)	‘Conditions Precedent’ shall mean the conditions precedent mentioned in Clause 4 of this Agreement.

(m)	‘DRHP’ shall mean the draft red herring prospectus filed by the Company with Securities Exchange Board of India, The Stock Exchange, Mumbai and the National Stock Exchange of India Ltd. pursuant to its program for fund raising through Initial Public Offerings of Equity Shares and initialled by the Parties for the purpose of identification.

(n)	‘Encumbrances’ means any encumbrance, lien, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention or non-disposal agreement or other restriction of a similar kind, and all other easements, encroachments and title defects of every type and nature, or any conditional sale contract, title, retention contract, or other contract to give or to refrain from giving any of the foregoing.

(o)	‘INR’ means the lawful currency of India.

(p)	“IPO or Initial Public Offering” shall mean the initial public offering of Equity Shares or other securities (including depository receipts) in a recognized stock exchange in India or overseas and the consequent listing of the Equity Shares or other securities on such recognized stock exchange in India or overseas.

(q)	‘Key Employees’ shall mean the Managing Director and the Executive Director of the Company.

(r)	‘Liabilities’ means any and all current liabilities, obligations, payables, forms of taxation whether of India or elsewhere in the world, past, present and deferred (including, without limitation, income tax, stamp duty, customs and other import or export duties) and all other statutory or governmental impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim.

(s)	‘Party’ shall mean the Investor, the Promoters or the Company referred to individually and ‘Parties’ shall mean the Investor, the Promoters and the Company referred to collectively.

(t)	‘Person’ shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

(u)	‘Representations and Warranties’ shall mean the representations and warranties given by the Company and/or the Promoters in this Agreement, in particular Clause 13 hereto.

(v)	‘Sale Shares’ shall mean 2,212,746 Shares held by the Promoters, free of all Encumbrances, bearing the distinctive numbers and respective share numbers as specified in Annexure I hereto representing 20 percent of the total issued and paid up share capital of the Company as of date.

(w)	‘Shares’ or “Equity Shares” shall mean the equity shares of Company.

(x)	‘Shareholder’ or ‘Shareholders’ shall mean any Person who holds any Shares.

(y)	‘Warrantors’ means the Company and the Promoters and ‘Warrantor’ means any one of them.

1.2	Other Defined Terms:
(i)	‘Business Days’ means the days on which the banks are open for business in Kolkata.

(ii)	‘Dispute’ shall have the meaning as ascribed to it in Clause 16.1 of this Agreement.

(iii)	‘Losses’ shall have the meaning as ascribed to it in Clause 14.1 of this Agreement.

(iv)	‘Sale Consideration’ shall have the meaning as ascribed to it in Clause 3.1 of this Agreement.

(v)	‘Subscription Consideration’ shall have the meaning as ascribed to it in Clause 2.1 of this Agreement.

(vi)	‘Subscription Shares’ shall have the meaning as ascribed to it in Clause 2.1 of this Agreement.
1.3	Interpretation

1.5.1	The terms referred to in this Agreement shall, unless defined otherwise or inconsistent with the context or meaning thereof, bear the meaning ascribed to it under the relevant statute/legislation.

1.5.2	All references in this Agreement to statutory provisions shall be construed as meaning and including references to:
(a)	Any statutory modification, consolidation or re-enactment (whether before or after the date of this Agreement) for the time being in force;

(b)	All statutory instruments or orders made pursuant to a statutory provision; and

(c)	any statutory provisions of which these statutory provisions are a consolidation, re-enactment or modification.
1.5.3	Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.5.4	Headings to clauses, sub-clauses and paragraphs are for information only and shall not form part of the operative provisions of this Agreement or the Schedules and shall be ignored in construing the same.

1.5.5	References to recitals, clauses or schedules are, unless the context otherwise requires, are references to recitals, to clauses of or schedules to this Agreement.

1.5.6	Reference to days, months and years are to Gregorian days, months and calendar years respectively.

1.5.7	Any reference to the words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to clauses or annexures of this Agreement as specified therein.

1.5.8	Any expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.

1.5.9	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.

1.5.10	Reference to “Investor”, unless repugnant to the context shall for the purpose of this Agreement, mean and include the Affiliates of the Investor.

1.5.11	The words “include” and “including” shall be construed without limitation.

2.	SUBSCRIPTION ON COMPLETION DATE

2.1	Subject to the terms of this Agreement, and relying on the Representations and Warranties and the indemnities given by the Promoters and the Company under this Agreement, the Investor agrees on the Completion Date to subscribe for and the Company agrees to issue and allot to the Investor Equity Shares (“Subscription Shares”) of face value of INR 10/- at issue price of INR 118/- each such that post acquisition of Sale Shares and subscription to the Subscription Shares of the Company, the Investor is the legal owner (directly or indirectly) of upto 57 % of the total issued and paid up equity share capital of the Company. The consideration to be paid for Subscription Shares shall be referred to as the Subscription Consideration.

2.2	The Subscription Shares shall be issued free from all Encumbrances and together with all rights, title and interests now or hereafter attaching thereto.

3.	SALE AND PURCHASE OF SALE SHARES

3.1	On the basis of the Representations and Warranties made by the Company and the Promoters, jointly and severally, and subject to the terms and conditions set forth in this Agreement, the Promoters have agreed to sell, transfer or convey the Sale Shares and the Investor has agreed to purchase, acquire and accept the Sale Shares (together with all benefits and rights attaching thereto), free of all Encumbrances, for a total consideration of INR 27,65,93,125 (Twenty Seven Crores Sixty Five Lacs, Ninety Three Thousand One Hundred and Twenty Five Only) (the “Sale Consideration”) at a price of INR 125 (the “Sale Price”) per Sale Share from the Promoters.

3.2	The Promoters shall be responsible for all taxes, levies and dues, including without limitation, income tax assessed, if any, paid or payable in connection with the sale, transfer or conveyance of Sale Shares.

3.3	The Promoters hereby waive any pre-emption rights they may have in relation to any of the Sale Shares under the articles of association of the Company or otherwise.

4.	CONDITIONS PRECEDENT

4.1	The Parties agree that the obligation of the Investor to acquire the Sale Shares and to subscribe to the Subscription Shares in the manner provided herein, is conditional upon (i) the fulfilment of the following conditions to the satisfaction of the Investor, unless specifically waived in writing by the Investor; and (ii) only if all the Representations and Warranties continue to be true and correct on the Completion Date:

4.1.1	The Investor being satisfied with the results of the due diligence investigations conducted by the Investor or its advisors by February 28, 2007;

4.1.2	A resolution being passed at a duly constituted meeting of the board of directors of Investor and a resolution being passed at duly constituted meeting of the shareholders of the Investor, approving the purchase of the Sale Shares and the subscription to the Subscription Shares and the satisfaction of all other conditions for the Investor to effect a Business Combination as set forth in the Investor’s Prospectus dated March 3, 2006 as filed with the US Securities and Exchange Commission.

4.1.3	A resolution being passed at a general meeting of the Company approving under section 81(1A) of the Act the preferential allotment of the Subscription Shares to the Investor;

4.1.4	The Promoters signing a consent letter, in the form and content as specified in Annexure II, consenting to the transfer of the Sale Shares to the Investor and indicating the number of Shares proposed to be transferred by the Promoters and the price at which such Shares are proposed to be transferred by them;

4.1.5	The Company providing to the Investor the shareholding pattern of Company (indicating the category wise equity participation of residents and non residents) after the proposed acquisition of Sale Shares by the Investor; and (ii) a certificate from a chartered accountant indicating the ‘fair value’ of the Shares calculated in accordance with the Guidelines for Valuation of Shares and Fixation of Premia (‘Pricing Guidelines’);

4.1.6	The Promoters obtaining written consents from all banks, financial institutions, lenders of the Company as may be required for change in shareholding of the Company in form and substance satisfactory to the Investor;

4.1.7	There shall not have been any Material Adverse Effect from the date hereof to the Completion Date. For the purposes of this Agreement, the term “Material Adverse Effect” means any change, effect or circumstance that have occurred prior to the Completion Date, which has or may reasonably be expected to have a material and/or adverse effect on the Company, the Company’s operations/businesses and/or the Business;

4.1.8	Providing details of the bank account of the Company maintained with the Authorised Dealer to the Investor for the purpose of receiving the Subscription Consideration under this Agreement;

4.1.9	Providing details of the bank accounts of the Promoters maintained with the Authorised Dealer to the Investor for the purpose of receiving the Sale Consideration under this Agreement; and

4.1.10	Investor receiving from the Promoters and the Company three year financial statements for the period ended March 31, 2006, March 31, 2005 and March 31, 2004 converted into US GAAP and audited by a Public Company Accounting Oversight Board top 5 accounting firm and unaudited US GAAP financial statements for the period commencing April 1, 2006 and ending December 31, 2006.

4.2	Upon fulfilment of the Conditions Precedent, the Promoters and the Company shall notify the Investor of the same in writing.

4.3	If the Conditions Precedent mentioned in Clause 4.1.1 above is not fulfilled or satisfied or waived in writing by the Investor on or before 28.02.2007 or such other date as may be mutually agreed between the Parties in writing, the Investor shall have the right to terminate this Agreement forthwith. The termination of this Agreement shall not in any way affect or prejudice any right accrued to any Party against the other prior to such termination.

4.4	The Parties undertake to use all reasonable endeavours to ensure that all the Conditions Precedent are satisfied as soon as possible and the Condition Precedent as mentioned in Clause 4.1.1 is satisfied no later than the date mentioned in Clause 4.3 above.

4.5	The Promoters and the Company shall co-operate and provide all information and reasonable assistance to the Investor and/or its advisors and authorised representatives to enable them to verify the records/documents of the Company.

5.	COMPLETION

5.1	The Promoters and the Company shall notify the Investor of the fulfilment of the Conditions Precedent and provide to the Investor, all the requisite documents evidencing fulfilment of such Conditions Precedent applicable to the Promoters and/or the Company. The Investor through its advisors/counsel shall then satisfy itself as to the fulfilment of the Conditions Precedent. The Investor shall notify the Promoters and the Company within 7 days from the date of receipt of all the documents/information from the Promoters of its satisfaction or dissatisfaction with the same or of waiving the fulfilment of any of the Conditions Precedent applicable to the Promoters and/or Company.

5.2	In case the Investor notifies the Promoters or the Company of its dissatisfaction under Clause 5.1 above, the Promoters shall fulfil the unfulfilled Conditions Precedent within 7 days of receipt of such notice and shall provide to the Investor, all requisite documents evidencing fulfilment of that Condition Precedent. The procedure referred to in Clause 5.1 above shall be followed thereafter until the fulfilment of all Conditions Precedent applicable to the Promoters and/or Company, to the satisfaction of the Investor.

5.3	Upon fulfilment of all the Conditions Precedent to the satisfaction of the Investor or if specifically waived in writing by the Investor, the Parties shall proceed to complete the sale of the Sale Shares to the Investor and the issue of the Subscription Shares to the Investor (‘Completion’) in the manner provided in this Clause and shall agree upon a date on which the Completion shall take place. The date so agreed between Investor, the Company and the Promoters shall hereinafter be referred to as the ‘Completion Date’, which in any case shall not be later than 30th September 2007. This date may however be extended upon mutual agreement between the Parties.

5.4	The Completion shall take place at the registered office of the Company at Kolkata.

5.5	On the Completion Date, the Investor shall file Form FC-TRS, in quadruplicate with the Authorised Dealer along with the following documents:

5.5.1	All documents received by the Investor from the Promoter and/or the Company under Clauses 4.1.4 and 4.1.5 above;

5.5.2	Consent letter of the Investor agreeing to purchase the Sale Shares and indicating the Sale Consideration to be paid by the Investor for such purpose; and

5.5.3	An undertaking specifying that (i) the Investor is eligible to acquire the Sale Shares under the Foreign Direct Investment Policy of the Government of India from Indian resident shareholders; (ii) such acquisition is within the existing sectoral caps specified thereunder; and (iii) the price per Share is in compliance with the Pricing Guidelines.

5.6	Immediately thereafter, the Promoters shall deliver the following documents to the Investor:

5.6.1	A certificate signed by the Promoters to the effect that the Representations and Warranties contained in this Agreement, continue to be true and correct as on the Completion Date with the same effect as though such Representations and Warranties had been made as of such date;

5.6.2	Original resignation letter of Mr. Bhanu Prakash Agarwal and Mr. A.K. Singh dated as of the Completion Date;

5.6.3	Original share certificates evidencing the Sale Shares (‘Sale Share Certificates’); and

5.6.4	The Share Transfer Forms duly stamped and executed by the Promoters.

5.7	Upon filing Form FC-TRS with the Authorised Dealer and fulfilment of the provisions of Clause 5.5 above, the Investor shall remit the Sale Consideration, for further credit to the accounts of the Promoters as intimated to the Investor in accordance with Clause 4.1.9 hereof. All such payments to be made by Investor to the Promoters shall be subject to such withholdings/deductions of tax as may be required under the Applicable Laws.

5.8	Immediately upon the Investor receiving the certificate annexed to Form FC-TRS from the Authorised Dealer, the Investor shall lodge the Share Transfer Forms and the Sale Share Certificates with the Company for transfer of the Sale Shares in the name of the Investor. The Company shall, upon receipt of the said documents from the Investor, do the following:
(i)	Immediately convene a meeting of the Board, wherein the Board shall pass the necessary resolutions:
(a)	approving the transfer of the Sale Shares from the Promoters to the name of the Investor;

(b)	approving the Investor as a member of Company in respect of the Sale Shares and entering the name of the Investor in the register of members; and

(c)	accepting the resignations of Mr. Bhanu Prakash Agarwal and Mr. A.K.Singh and appointing 3 (three) directors nominated by the Investor as directors of the Company.
(ii)	Enter the name of the Investor as the legal and beneficial owner of the Sale Shares, free of all Encumbrances, in the register of members of Company;

(iii)	Make the necessary endorsements on the Sale Share Certificates, indicating the name of the Investor as the legal and beneficial owner of the Sale Shares evidenced thereunder; and

(iv)	Return the original Sale Share Certificates, duly endorsed in the name of the Investor, to the Investor or its authorised representative as it may direct.
5.9	Immediately upon completion of all the steps contemplated in Clause 5.8 above, the Investor shall remit the Subscription Consideration, for further credit to the account of the Company as intimated to the Investor in accordance with Clause 4.1.8 hereof: The Company shall upon receipt of the Subscription Consideration from the Investor, do the following:
(i)	Immediately convene a meeting of the Board, wherein the Board shall pass the necessary resolutions:
(a)	issuing and allotting the Subscription Shares to the Investor; and

(b)	entering the name of the Investor as a member in respect of the Subscription Shares in the registry of members of the Company;
(ii)	Deliver and handover to the Investor, the original duly stamped and executed under the common seal of the Company, share certificates representing the Subscription Shares in the name of the Investor.
5.10	Immediately after purchase of the Sale Shares and the subscription to the Subscription Shares by the Investor, the equity shareholding of the Company shall be as follows:

		Approximate % of the
	No. of	total paid up Equity
Shareholders	Shares held	Shares
R G Maheshwari	2091505	10.16
A K Lakhotia	211250	1.03
Maruti Maheshwari	94500	0.46
Aditya Maheshwari	125250	0.61
SMH Capital Ltd	3580687	17.40
Prabhu International Vyapar P Ltd	2747790	13.35
Investor	11732697	57.00

Total:	20583679	100%

5.11	The Parties to this Agreement agree to take all measures that may be required to ensure to the extent possible, that all the events contemplated in Clause 5 above on the Completion Date are completed on the same day.

5.12	Notwithstanding the provisions of Clause 5.12 hereto, all proceedings to be taken and all documents to be executed and delivered by the Parties at Completion shall be deemed to have been taken and executed simultaneously to the extent possible and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

5.13	Immediately after the Board meetings of the Company and passing of the resolutions mentioned above, the Parties shall ensure that the Company shall record the necessary entries in its registers and carry out all the actions that have been resolved to be carried out in order to effectively achieve Completion.

5.14	The Company shall ensure that within 30 days from the Completion Date, the relevant forms of the Company are filed with the concerned regulatory authorities including the Registrar of Companies, Reserve Bank of India, etc. in accordance with the provisions of Applicable Law.

6.	CONDITIONS SUBSEQUENT

6.1	Key Persons Provisions

The Company shall maintain Directors’ and Officers’ insurance for members of its Board of Directors in amounts considered reasonable by the Company and consistent with market practice in India.

6.2	Key Man Insurance

The Company shall purchase Key Man Insurance policy of such amounts as may be decided by the Board, with benefits payable to the Company, covering the Key Employees and such of the Promoters as may be identified by the Company.

6.3	Amendment to Articles of Association

The Company shall suitably amend its Articles of Association, to reflect the terms of this Agreement to the extent permitted by the authorities including the Registrar of Companies, within a period of 60 days from the Completion Date subject to the Investors voting their Investor Shares in favour of such amendment to the Articles of Association of the Company. The Company shall deliver to the Investor a certified true copy of the resolution of the general meeting/shareholders of the Company evidencing the amendment to the Articles of Association as stated above and a certified true copy of the filing receipt of Form 23 with the Registrar of Companies, regarding the same.

6.4	Management Structure

The appointment or removal and determination of the terms of employment of the Key Employees and any significant changes in the terms of the employment agreement with the Key Employees shall be decided by the Promoters subject however to the provisions of Clause 7.3 hereof, and this power of the Promoters shall remain valid as long as the shareholding pattern exists as it exists immediately post consummation of the transaction as envisaged in this Agreement

6.5	Any Conditions Precedent not fulfilled at the time of Completion or not entirely waived in writing.

7.	BOARD OF DIRECTORS CONSTITUTION, APPOINTMENT, NOMINATION AND MANAGEMENT

7.1	Constitution, Appointment and Nomination

7.1.1	The representation on the Board of the Company by the Investors and the Promoters will be in such proportion so as to give a clear majority to the Promoters on the Board. While working out the proportion, the number of Independent Directors as reflected in the DRHP will also be taken into account. The directors nominated by the Investor or the Promoters shall hereafter be referred to as “Nominee Directors”.

7.1.2	The Investor shall have the right to replace and/or remove its Nominee Directors at any time and from time to time.

7.1.3	It is clarified for the avoidance of doubt that the Directors nominated by the Investor shall be liable to retire by rotation and shall be eligible for re-appointment.

7.1.4	Subject to Applicable Law, the Investor may appoint an Alternate Director to its Nominee Director if it is so required due to inability to attend the Meeting of the Board. The Nominee Director or the Alternate Director need not hold any qualification Shares. The exercise of such right by the Investor to appoint and withdraw any Director shall not require the approval of the Board. The Promoters agree to exercise their voting rights to support such appointment of Nominee Directors.

7.1.5	Subject to Applicable Law, the Nominee Director shall be entitled to all the rights and privileges of other non-executive Directors (except the remuneration, commission, or fees paid by the Company to the Managing Director and Executive Director of the Company) including the sitting fees and expenses as payable to other non-executive Directors but if any other fees, commission, monies or remuneration in any form is payable to such Directors, the fees, commission, monies and remuneration in relation to such Nominee Director shall accrue to the Investor and subject to Applicable Law, the same shall accordingly be paid by the Company directly to the Investor as per joint notification given by all the Investors.

7.1.6	Provided that if any such Nominee Director is an officer of the Investor, if the Investor so advises the Company, the sitting fees in relation to such Nominee Director(s) shall accrue to the Investor and the same shall, subject to Applicable Law, accordingly be paid by the Company directly to the Investor.

7.1.7	Any reasonable expenditure incurred by the Investor or the Nominee Directors in connection with travel and stay costs in attending meetings of the Board/Committee/ Shareholders shall be borne by the Company.

7.1.8	The Nominee Directors shall be entitled to receive all notices, agenda, etc. and to attend all General Meetings and Board Meetings and Meetings of any Committees of the Board of which they are members.

7.1.9	The provisions of Clause 7.1.2 to 7.1.8 shall apply mutatis mutandis in case of the directors nominated by the Promoters. However, the Chairman and the Managing Director shall not be liable to retire by rotation.

7.2	Chairman

The Promoters shall appoint the Chairman of the Board. In case the Chairman is unavailable, any Director may be appointed by the Board as the Chairman for that particular meeting to act as the Chairman of the Board. The Chairman of the Board shall have a casting vote in respect of any Fundamental Issue.

7.3	Managing Director and Executive Director

The Promoters shall appoint Mr. A.K. Lakhotia and Mr. Maruti Maheshwari as the Managing Director and the Executive Director of the Company. The remuneration payable to the Managing Director and the Executive Director shall be payable in terms of the details given in the Schedule 4. Any modification of terms and conditions listed in Schedule 4 shall require the affirmative vote of the Investor. Further, in the event of the appointment of any individual(s) other than the afore-mentioned individuals as Managing Director or Executive Director, the Company shall seek the affirmative vote of the Investor on the selection of the candidates and terms and conditions of their appointments.

7.4	Meetings of the Board

7.4.1	The Board shall meet at least once in every quarter at the times and under the circumstances specified in the Articles of the Company and in accordance with the provisions of the Act.

7.4.2	Meetings of the Board of the Company shall be held pursuant to a notice of at least 10 Business Days, unless shorter notice is consented to by all Directors.

7.5	Committees of the Board

7.5.1	If the Board of the Company finds it necessary to constitute a Committee or Committees, the powers of such Committee or Committees shall be determined by the Board. The members of any Committee shall not decide the powers of such Committee unless delegated by the Board or otherwise required by law.

7.5.2	Subject to Applicable Law, the Promoters shall have the right to nominate one nominee each on the all the Committees appointed by the Board.

7.6	Right of Investor

7.6.1	The Investor shall have the sole and absolute right to appoint the Chief Financial Officer of the Company. The rights, powers and responsibility of the Chief Financial Officer shall be as stated in Schedule 5.The Company shall compensate the Chief Financial Officer commensurate with the best market practices for an individual having similar responsibilities in a multinational company.

7.6.2	The Company would further be required to comply with Sarbanes Oxley Act under US GAAP. For the above purpose the Company will appoint only an audit company as the auditor approved by PCAOB (Public Company Accounting Oversight Board) which is any of the big five accounting firms of the world. The Company shall provide the US GAAP Investor financial statements within 15 Business Days after the close of each quarter.

7.6.3	The Company shall not without the prior approval of the Investor:

7.6.3.1	Authorize, create, alter the rights attaching to or issue any securities that are dilutive of the Investor’s ownership of Equity Shares, on an as-converted, fully diluted basis or that have rights, preferences, or privileges senior to or on a parity with the Equity Shares; or

7.6.3.2	Authorize, create, alter or issue any securities that are dilutive of the Investor’s economic interest in the Company.
7.7	Notwithstanding any thing contained elsewhere in this Agreement it is clearly understood by both the Parties that the majority of the Board shall always remain with the Promoters and the Parties shall take all steps to ensure the same as and when required, and this power of the Promoters shall remain valid as long as the shareholding pattern exists as it exists immediately post consummation of the transaction as envisaged in this Agreement.

7.8	Veto Rights

Any action with respect to the following Fundamental Issues shall require affirmative vote of the representative of the Promoters and the affirmative vote of the Investor in any general meeting of shareholders of the Company, at any meeting of the Board of Directors or Committee (if such matters are delegated by the Board to such Committee), as the case may be. The Fundamental Issues shall be in respect of the following matters:
(i)	Any capital expenditure or indebtedness (including giving of security for or guaranteeing debts) beyond 10% of that budgeted for in the Annual Business Plan (including a revised Annual Business Plan) that is approved by the Board of Directors.

(ii)	Investments in any other companies / assets / entities (other than (i) short term treasury operations or (ii) those relating to the Business) except if the investment does not exceed Rs.1,00,00,000/- per year and does not exceed 10% of the paid up capital of the investee company.

(iii)	Amendments or any proposal to amend the Memorandum or Articles of Association of the Company including change in the number of Board members of the Company.

(iv)	Commencement of any new line of business or acquisition of shares of a company, which is unrelated to the Business of the Company.

(v)	Commencement or settlement of litigation where the amount involved is above a Rs. 1,00,00,000/- (Rupees One Crore only) in any particular financial year other than those arising as part of the Company’s normal course of Business.

(vi)	Changes to material accounting or tax policies or practices other than those required by Applicable Law.

(vii)	Recommend, giving or renewing of security for or the guaranteeing of debts or obligations of the Company or any subsidiary and / or Affiliates of any Person, other than in the normal course of Business.

(viii)	Any change in the Financial Year for preparation of audited accounts of the Company.

Private & Confidential	Share Subscription cum Purchase Agreement
(ix)	Any resolution for removal of statutory auditors for the Company.

(x)	Winding up and / or liquidation of the Company.

(xi)	Divestment of or sale of assets, investments, lease, license or exchange or pledge in any other way proposing to dispose off any assets or undertaking of the Company the aggregate consideration for which in any financial year is in excess of 5% (five percent) of the sales of the Company as per the last audited accounts available on the date of such transaction, other than in the normal course of business.

(xii)	Any agreement, arrangement, transaction to sell or assignment of intellectual property rights including those relating to copyrights, trademarks, patents and designs belonging to the Company, other than in the normal course of business.

(xiii)	Shifting of registered office, outside the city of Kolkata.

(xiv)	Commencement of new business/unit/division outside India, or applying for pre-qualification for bids and appointing representatives for liaison in a foreign country.

(xv)	Any increase in the issued, subscribed or paid up equity or preference share capital of the Company or its subsidiary or any other company where it has a substantial investment, or re-organization of the share capital of the Company or its subsidiary or any other company where it has investment, including new issue of shares or other securities of the Company or its subsidiary or any other company where it has investment or any preferential issue of shares or redemption of any shares, issuance of convertible warrants, or grant of any options over its shares by the Company or its subsidiary or any other company where it has investment.

(xvi)	Any transfer of equity shares of the Company otherwise than contemplated by this Agreement by the Investors. The Promoter shall have the first right of refusal of sale/transfer on these shares.

(xvii)	Approval of any new scheme or plan for grant of employee stock options, or sweat equity shares to any person or entity, including any modification to any new scheme.

(xviii)	Granting of loan and/or procuring, selling to or any other dealings with any subsidiary or Related Party or Affiliates or Promoters of the Company, which has or is likely to have an actual or potential effect on the financials of the Company.

Private & Confidential	Share Subscription cum Purchase Agreement
(xix)	The accounting policy of the Company and policies for the dispensation of cash, payments, receivables of the Company.

(xx)	Any action leading to the appointment of the Underwriters, entering in to any listing agreement with any stock exchange, offering shares to QIBs, FIs or the Public or listing any IPO.

(xxi)	Any commitment or agreement to do any of the foregoing.
Provided that either Party shall be obliged to convey its consent or dissent in respect of the matters set out in Clause 7.8 within 15 days from the date of receipt of intimation from the Company. In the event that the Party does not respond indicating its consent or dissent, as the case may be, within the said 15 days, that Party would have deemed to have consented to such Fundamental Matter and action by the other Party/ Company pursuant to such consent shall not constitute a Material Breach of the Agreement.

8	DIVIDEND POLICY

Subject to the availability of profits, the adequacy of projected cash flows and any capital expenditure requirements, the Company shall maximise the distribution of profits to its shareholders. Dividends (if any) may be declared and paid on a final (or annual) basis and paid on an interim (or semi-annual) basis.

In deciding whether and in respect of any accounting year the Company had profits available for distribution the parties hereto shall procure that the Auditors shall certify whether such profits are available or not and the amount thereof (if any). In giving such certificate the Auditors shall act as experts and not arbitrators in their determination shall be binding on the parties hereto.
NUMBER 9. TO REMAIN BLANK
10.	INITIAL PUBLIC OFFER

10.1	Promoter may, at any time after 01 January 2008, require that an initial public offering (IPO) of the Company be made for listing and trading of the shares of the Company on the Bombay Stock Exchange or the National Stock Exchange. The IPO shall be by way of issue of the Company’s Shares or, at the discretion of Promoters, by way of an offer for sale of Shares held by Promoters, In case Promoters chooses to sell its Shares then the other shareholders will have a similar right on a pro-rata basis, in which case the number of shares to be sold by Promoters will stand proportionately reduced.

10.2	Promoters may for the purpose of Clause 10.1 above, requisition the convening of a meeting of the Board or an extra ordinary general meeting of the shareholders of the

Private & Confidential	Share Subscription cum Purchase Agreement
Company, as the case may be, which meeting shall be convened pursuant to such requisition within 30 days of receipt thereof.

10.3	In furtherance of Promoter’s rights herein the other parties shall extend all necessary cooperation as may be required for the purpose of consummating the IPO as contemplated herein.

11	EXIT OPTIONS AVAILABLE TO INVESTOR AND PROMOTERS

11.1	Option for Divestment by Promoters

Promoter shall be entitled to divest any part of their shareholding in the Company in favour of any reputed corporate entity identified as strategic investors, domestic or foreign, provided, in that case, the total number of shares that Promoter wishes to divest would comprise shares of Promoters and Investor (if they agree) in their respective shareholding ratio. In other words, if Promoter wishes to divest 1,000 shares, then, in that case, the shares sold to the purchaser shall comprise 430 shares of Promoter and 570 shares of Investor and the following provisions shall be applicable:
11.1.1	Promoter shall immediately upon identifying the purchaser in terms of clause 11.1 above, write to Investor informing them about their divestment proposal and intimate and inform Investor about the number of shares intended to be divested and the price and other terms. Investor would be entitled to accept the offer within a period of fifteen (15) days from the date of receipt of the written offer/intimation from Promoter at their absolute discretion.

11.1.2	In the event, Investor accepts the offer then the shares sold to such purchaser shall comprise shares of both Investor and Promoters in their respective shareholding ratio and stated above in clause 11.1.

11.1.3	If Investor does not accept the offer within fifteen (15) days from the date of receipt of the written offer by them, the offer would be deemed to have been declined by them and thereafter, Promoter shall be entitled to sell the number of shares (and only that number and not more) intended to be divested from their total shareholding in the Company on the same terms as were extended to the Investor above without any recourse to Investor.
11.2	Option for divestment by Investor

The provisions of Clause 11.1 shall apply mutatis mutandis in the event Investor wishes or desires to divest any part of their shareholding in favour of any reputed corporate entity identified as strategic investors, domestic or foreign.

Private & Confidential	Share Subscription cum Purchase Agreement
11.3	Divestment and exit by Investor and Promoters with consent of other

Notwithstanding anything contained in this Agreement, both Investor and Promoters shall be entitled to divest their shares or any part thereof to any person without taking recourse to the provisions of this Agreement provided the other Party gives their express prior written consent.

11.4	No transfer of Shares to Third Party Buyer in same Business

If Investor / Promoters wishes to transfer or otherwise dispose of all or some of its equity shares in the Company to a third party buyer, it shall not transfer any such shares to a third party buyer who is a person directly or indirectly engaged in the same Business as the Company or in a business that shall give rise to a conflict of interest with the interests of the Company.

11.5	Permitted Transfers

11.5.1	Related Party

Nothing in this Part shall prohibit or restrict a party, which is a corporation from transferring shares to a Related Body Corporate of that party where the Related Body Corporate agrees to be bound by the provisions of this Agreement. If there is breach of this Agreement, the transferor shall be liable therefor.

11.5.2	Transfer Back

If a transferee of shares under this clause ceases to be a Related Body Corporate of the transferor of those shares, then immediately upon the transferee ceasing to be a Related Body Corporate the transferor shall procure the transfer back in its name of all of the shares in the Company held by the transferee.

11.5.3	Right to Nominate Purchaser

Where any party may be prohibited or restricted from fully exercising its rights of acquisition under this Part due to restrictions on the foreign ownership of shareholdings in companies under Indian law, that party shall have the right to nominate who may exercise such rights in its place, so long as any such nomination itself complies with the Applicable Law and regulatory requirements.

11.5.4	Rights of Promoters

Investor agrees that it shall not give any new investor having an equal or lesser effective equity shareholding in the Company than Promoters superior rights to those given to Promoters.

Private & Confidential	Share Subscription cum Purchase Agreement
11.5.5	Sales Override

The Shareholders acknowledge that they shall not attempt to sell their shares in the Company where to do so might result in the withdrawal of the License, Permissions, allotments, contracts, etc.

11.5.6	Transfer of shares in breach of this Agreement

The Company shall not register any transfer made in breach of this Agreement and the shares comprised in any transfer so made shall carry no rights whatsoever unless and until, in each case, the breach is rectified.

12	PLEDGE OR ENCUMBRANCE OF SHARES OF PROMOTERS / INVESTORS

12.1	The Promoters shall not pledge, mortgage, hypothecate, charge or otherwise Encumber any of the Shares of the Company either directly or indirectly nor otherwise use such Shares as collateral for any purpose which could result in an involuntary transfer of such Shares or any right, title or interest therein in favour of any person, including but not limited to, any lenders of the Company except with the prior written consent of the Investor. Provided however that the Promoters shall be free to pledge their shares in favour of lenders i.e. banks and financial institutions. The provisions of this Clause shall apply mutatis mutandis in the event Investor wishes or desires to pledge, mortgage, hypothecate, charge or otherwise Encumber Shares of the Company.

12.2	If the Investor, either pre or post IPO, proposes to transfer its shareholding in the Company, it shall first offer the same to the Promoters. In case the Promoters fail to communicate their acceptance within 21 (Twenty One) days or refuse or fail to acquire the shares from the concerned Investors within 90 days of date of acceptance as aforesaid (or such other extended period as may be mutually agreed), such Investors shall be free to within a further period of 90 (Ninety) days or 15 days after necessary regulatory approvals are obtained which ever is later, to sell the shares to any third party not being a competitor of the Company, at no favourable terms than as were offered to the Promoters.

12.3	The provisions of this Clause 12.1 to 12.2 shall apply mutatis mutandis in the event Promoter wishes or desires to divest any part of their shareholding in favour of any reputed corporate entity identified as strategic investors, domestic or foreign.

13.	REPRESENTATIONS AND WARRANTIES

13.1	True and Accurate: The Warrantors represent, warrant and undertake to the Investor, that each of the statements set out in this Clause and Schedule 3 hereof, as applicable to the Warrantors, is now and will be true and accurate at the Completion

Private & Confidential	Share Subscription cum Purchase Agreement
Date. The Warrantors acknowledge that the Investor, in entering into this Agreement, is relying on such representations, warranties and undertakings and shall be entitled to treat the same as conditions of the Agreement.

13.2	Investor Representation: The Investor hereby represents and warrants that subject to the fulfilment of the Condition Precedent to this Agreement, it has the corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by the Investor of this Agreement has been duly authorized and approved by its board of directors.

13.3	Separate and Independent: Each of the Representations and Warranties shall be separate and independent and, save as expressly provided to the contrary, shall not be limited by reference to or inference from any other Representations and Warranty or any other term of this Agreement, which is not expressly referenced to the Representations and Warranty concerned.

13.4	Knowledge: If any Representation or Warranty is qualified by knowledge, then it means that the Representation or Warranty has been made to the best knowledge of the Warrantors, after the Warrantors have made and caused to be made such due and proper inquiries as may be required in respect of the relevant matter to obtain informed knowledge.

13.5	Undertaking: None of the Warrantors shall do, allow or procure any act or omission before the Completion Date which would respectively constitute a breach of any of the Representations and Warranties if they were given at the Completion Date, or which would make any of the Representations and Warranties inaccurate or misleading if they were so given.

13.6	Notification of breach: Each of the Warrantors hereby agree to disclose promptly to the Investor in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to it after the date of this Agreement which:
13.6.1	would render any of the Representations and Warranties to be inaccurate; or

13.6.2	has, or is likely to have, a Material Adverse Effect on the financial position or prospects of the Company.
13.7	Survival: The Representations and Warranties provided in this Agreement shall survive the Completion Date.

13.8	The Company and the Promoter hereby agree and acknowledge that the Investor has agreed to purchase the Sale Shares and subscribe to the Subscription Shares inter alia relying upon the Representations and Warranties.

Private & Confidential	Share Subscription cum Purchase Agreement
14.	INDEMNITY

14.1	Without prejudice to any other right available to the Investor in law or under equity, the Company and the Promoters shall jointly and severally indemnify, defend and hold harmless the Investor, their Affiliates, directors, advisors, officers, employees and agents, or, if so desired by the Investor, the Promoters shall indemnify the Company, from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys’ fees and out of pocket expenses) (“Losses”) directly based upon, arising out of, or in relation to or otherwise in respect of:
i.	any inaccuracy in or any breach of any Representation and Warranty, covenant or agreement of the Promoters or Company contained in this Agreement or any document or other papers delivered by any of them to the Investor in connection with or pursuant to this Agreement;

ii.	any liability arising out of non compliance of any obligation undertaken by the Company or the Promoters; save and except as may be disclosed in the audited financial statements of the Company and the DRHP;

iii.	any liabilities and obligations of whatever nature relating to any litigation, Claim or governmental investigation pending or relating to the Business or operations of the Promoters or the Business of the Company prior to the date of execution of this Agreement and as on the Completion Date; save and except as may be disclosed in the audited financial statements of the Company and the DRHP;

iv.	any liability due to any non-compliance of any applicable law, rules or regulations prior to the date of execution of this Agreement and as on the Completion Date; save and except as may be disclosed in the audited financial statements of the Company and the DRHP.
14.2	Any compensation or indemnity as referred to in Clause 14.2 above shall be such as to place the Investor in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which Investor is to be indemnified, had been correct.

15.	CO-OPERATION

The Parties shall use their reasonable efforts to ensure that the Sales contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory

Private & Confidential	Share Subscription cum Purchase Agreement
authorities and other Persons as may be necessary or reasonably requested by Investor in order to consummate the Sales contemplated by this Agreement.

16.	RESOLUTION OF DISPUTES

Amicable Settlement

16.1	If any dispute arises between Investor and/or the Promoters and/or Company during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavour to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

Conciliation

16.2	If the Parties are unable to amicably settle the Dispute in accordance with Clause 16.1 within the period specified therein, the Parties shall forthwith but not later than 30 days after expiry of the aforesaid period, refer the Dispute to Mr. Ram Mukunda and Mr. Ram Gopal Maheshwari for resolution of the said Dispute. The attempt to bring about such resolution shall be considered to have failed if not resolved within 30 days from the date of receipt of a written notification in this regard.

Arbitration

16.3	If the Parties are unable to amicably settle the Dispute in accordance with Clause 16.2 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator. The Arbitration proceedings shall be held in accordance with the Arbitration and Conciliation Act, 1996. The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

16.4	The place of the arbitration shall be Kolkata, India.

16.5	The Arbitration proceedings shall be governed by the laws of India.

16.6	The proceedings of arbitration shall be in the English language.

16.7	The Arbitrator’s award shall be substantiated in writing. The court of arbitration shall also decide on the costs of the arbitration proceedings. In case the arbitrators

Private & Confidential	Share Subscription cum Purchase Agreement
have not decided on the costs of the arbitration proceedings, each Party to the Dispute shall bear its own costs, in relation to the arbitration proceedings.

16.8	The award shall be binding on the Parties subject to the Applicable Laws in force and the award shall be enforceable in any competent court of law.

16.9	The Indian courts shall have exclusive jurisdiction.

17.	NOTICES

17.1	Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

The Investor:	Ram Mukunda
Address:	At the address mentioned above
Tel:	+1 301 529 4996
Facsimile:	+ 1 240 465 0273

The Company:	Ram Gopal Maheshwari
Address:	As mentioned above
Tel:	+91 33 2230 2353/9517
Facsimile:	+91 33 2230 8807

The Promoter:	A.K. Lakhotia
Address:	As mentioned in Schedule 1 hereto
Tel:	+91 33 2230 2353/9517
Facsimile:	+91 33 2230 8807
17.2	All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

17.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 10 days prior written notice.

18.	TERM

Private & Confidential	Share Subscription cum Purchase Agreement
This Agreement shall come into effect and force and be binding on the Parties from the date first written above and shall remain in full force unless terminated in accordance with the provisions of this Agreement.

19.	CONFIDENTIALITY

19.1	The Parties recognise that each of them will be given and have access to confidential and proprietary information of the other Parties. The Parties undertake not to use any of such confidential information for their own corporate purposes without the prior written consent of the Party owning such information and shall use their best efforts to keep confidential and not to disclose to any third party any of the other Parties’ confidential and proprietary information. The Parties shall also cause their respective directors, employees, officers and any other persons to whom the above mentioned information is disclosed to execute a letter of confidentiality to the effect provided in this Clause. The obligations of confidentiality shall not apply to any information that:
(a)	was developed independently by the Parties;

(b)	was known to the Party prior to its disclosure by the disclosing Party;

(c)	has become generally available to the public (other than by virtue of its disclosure by the receiving Party);

(d)	may be required in any report, statement or test, the Company submitted to any governmental or regulatory body;

(e)	may be required in response to any summons or subpoena or in connection with any litigation; or

(f)	may be required to comply with any law, order, regulation or ruling applicable to any Party hereto
Provided that prior to any disclosure in respect of a request to disclose confidential information under subsections (d), (e) and (f), above a Party must first notify the Party owning such confidential information, who shall then have the opportunity to respond to and/or dispute such request. The provisions of this Clause shall survive the termination of this Agreement.

19.2	Upon termination of this Agreement, the Parties shall cause the Company to either i) return to the Investor and the Promoter, as applicable, and the Parties shall return to each other, all documents and information belonging to such Person and all copies thereof in the possession or under the control of a Party which does not own such property, and all confidential information in whatever media; or (ii) destroy all

Private & Confidential	Share Subscription cum Purchase Agreement
documents and information belonging to the other Party and all copies thereof in the possession or under the control of a Party .

19.3	The Parties acknowledge and agree that the covenants and obligations with respect to confidentiality set forth in this Clause 19 relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause Company and the owner of such property irreparable injury for which adequate remedies are not available at law. Therefore, the Parties agree that the Party entitled to enforce the covenants set forth above, shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the other Party from committing any violation of the covenants and obligations contained in this Clause. These injunctive remedies are cumulative and are in addition to any other rights and remedies the concerned Party may have at law or in equity.

20.	AUTHORISED PERSON

For the purposes of this Agreement, the Promoters shall be represented by Anjanee Kumar Lakhotia. Accordingly, all the Promoters hereby authorise Anjanee Kumar Lakhotia to represent the Promoters and take any decision which may be required to be taken, do all acts and execute all documents which are or may be required by the Promoters for the proper and effective fulfilment of the rights and obligations under this Agreement. Any action taken or deed performed or document executed by Anjanee Kumar Lakhotia shall be deemed to be acts or deeds done or documents executed by all the Promoters, and shall be binding on all the Promoters.

21.	TERMINATION

21.1	Grounds for Termination: Save and except the rights and obligations of the Parties that terminate as provided in the specific clauses in this Agreement, this Agreement shall continue in full force and effect until terminated in accordance with the provisions of this Clause.

21.2	This Agreement can be terminated at any time by mutual written agreement of the Parties.

21.3	This Agreement shall stand terminated under Clause 5 if the Completion does not take place as per Clause 5.3.

21.4	In the event at any time, the Shares held by the Investor in the Company falls below 26% in the aggregate of the total equity share capital of the Company, then this Agreement shall automatically terminate.

Private & Confidential	Share Subscription cum Purchase Agreement
21.5	Effect of Termination: Termination of this Agreement under Clauses 21.2 to 21.4 shall be without liability of any Party (or any shareholder, director, officer, agent, employee, consultant or representative of such Party) to the other Parties.

21.6	The provisions of Clause 14, 16, 17, and 19 shall survive the termination hereof pursuant to Clause 21.1

22	MISCELLANEOUS PROVISIONS

22.1	Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

22.2	Cumulative Rights

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

22.3	Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

22.4	Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

Private & Confidential	Share Subscription cum Purchase Agreement
22.5	Assignment

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Parties which will not be unreasonably withheld. Notwithstanding anything stated above, the Investor shall be entitled to assign its rights and obligations hereunder to any of its Affiliates or its holding company or ultimate parent company or their Affiliates, without the consent of the other Parties.

22.6	Entire Agreement

This Agreement constitutes the entire Agreement between the Parties with respect to the purchase of the Sale Shares and the subscription of the Equity Shares and supersedes and cancels any prior oral or written agreement, representation, understanding, arrangement, communication or expression of intent relating to the subject matter of this Agreement.

22.7	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

22.8	Governing law

This Agreement shall be governed and construed in accordance with the laws of India.

22.9	Costs

Each Party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable on this Agreement shall be borne by the Promoter, the transfer of Sale Shares to the Investor and the issue and allotment of the Equity Shares to the Investor. The costs arising due to the conditions precedent of signing this Agreement are to be paid to the Company by Investor; however in no event shall it exceed Rs. 30, 00,000. The costs would exclude the cost of due diligence carried out by the Investor.

22.10	Force Majeure

No Party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented,

Private & Confidential	Share Subscription cum Purchase Agreement
restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including but not limited to, Government legislations, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts, or other concerted acts of workmen, acts of Government and/or shortages of materials. The Party claiming an event of force majeure shall promptly notify the other Parties in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Parties informed of any further developments. The Party so affected shall use its best efforts to remove the cause of non-performance, and the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed.

22.11	Severance

Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the validity, legality and enforceability of the remaining provisions hereof. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties, the Parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the inefficient provision.

22.12	Good Faith Negotiations and Further Assurances

22.12.1	The Parties agree that if the Sales contemplated in this Agreement cannot be completed in the manner set forth herein, then the Parties shall use reasonable endeavours to enter into other Sales that (a) would result in a substantially similar outcome and (b) do not materially prejudice any of the Parties. Each of the Parties further agrees that, during any such negotiations, it shall refrain from initiating any legal actions against the other Parties; and

22.12.2	Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after the date of this Agreement, to implement and/or give effect to this Agreement and the Sales contemplated by it and for the purpose of vesting in the Investor the full benefit of the assets, rights and benefits to be transferred to the Investor under this Agreement.

22.13	Public announcements

Neither the Investor nor the Promoters nor the Company shall make any disclosure or announcements about the subject matter of this Agreement to any Person without the prior written consent of the other party except to the Board or the members of the Investor or the Company or for the purpose of fulfilling its statutory obligations.

Private & Confidential	Share Subscription cum Purchase Agreement
22.14	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

22.15	Authorisation

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

Private & Confidential	Share Subscription cum Purchase Agreement
Execution Page Follows:
IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

SIGNED AND DELIVERED /s/ Parveen Mukunda	)
BY THE WITHINNAMED “ Investor ”	)
BY THE HAND OF MRS. PARVEEN MUKUNDA	)
(Authorised Signatory))

ON THE 2nd DAY OF FEBRUARY 2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED /s/ Ram Gopal Maheshwari	)
BY THE WITHINNAMED “The Company”	)
BY THE HAND OF MR. RAM GOPAL MAHESHWARI	)
(AUTHORISED SIGNATORY) PURSUANT TO THE	)
RESOLUTION PASSED BY THE BOARD	)
ON THE 2nd DAY OF FEBRUARY 2007)

IN THE PRESENCE OF:	)
WITNESS:	)
ADDRESS:	)

SIGNED AND DELIVERED /s/ Anjanee Kumar Lakhotia	)
BY THE WITHINNAMED “Promoter”	)
Mr. ANJANEE KUMAR LAKHOTIA	)

ON THE 2nd DAY OF FEBRUARY 2007)

IN THE PRESENCE OF:	)
WITNESS:	)
ADDRESS:
)